Exhibit 10(a)

COMMERCIAL LEASE

This Lease (“Lease”) is dated the 3rd day of December, 2004, by and between CANTON COMMERCE PARK, LLC, a Michigan limited liability company (“Landlord”), whose address is 30100 Telegraph Road, Suite 366, Bingham Farms, Michigan 48025 and MATERIAL SCIENCES CORPORATION, ENGINEERED MATERIALS AND SOLUTIONS GROUP, INC., an Illinois corporation (“Tenant”), whose address is 39033 Country Club Drive, Suite A-11, Farmington Hills, Michigan 48331.

1.	LEASE. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon the terms, conditions and covenants set forth in this Lease.

2.	PREMISES. The premises leased hereunder (the “Premises”) shall consist of a building containing approximately fifty-six thousand seven hundred twenty-seven (56,727) square feet (“Building”), excluding the mezzanine, located on approximately twelve (12) acres of land in the Township of Canton, Wayne County, Michigan (the “Site”), legally described on Exhibit A attached hereto and incorporated herein. The Building and Site shall collectively be referred to as the “Premises”. The office area shall consist of two (2) floors totaling approximately twenty thousand eight hundred thirty-seven (20,837) square feet. The Site includes the land and all exterior improvements, landscaping, and on-grade parking areas to be built in accordance with the final Site Plan and the Plans to be developed as provided in Section 3. Landlord represents that, based upon the size of the Site and the current zoning ordinances of Canton Township, the Site will accommodate at least twenty thousand (20,000) square feet of additional building footprint if constructed as a ground-level addition to the Building. Landlord represents to Tenant that, if the Building is constructed as shown on the site plan attached as Exhibit B, there is sufficient room to construct a twenty thousand (20,000) square foot addition in the location shown in Exhibit B, which addition will comply with the Canton Township Zoning Ordinance as it exists at the date of this Lease.

3.	CONSTRUCTION OF PREMISES.

3.1.	Landlord shall construct the Building shell and finish the interior of the office portion of the Building according to the Scope of Work attached as Exhibit C. All of the work to be performed and the materials to be supplied by Landlord shall be referred to herein as the “Work.”

3.2.

Landlord and Tenant will work with Gillett and Associates, Landlord’s independent architect, to cause the architect to design the Building in a manner that accommodates Tenant’s requirements for the lab/shop area. Landlord and Tenant shall schedule meetings with the architect as needed to complete schematic design, design development, and thereafter, construction plans and specifications. Landlord will be responsible for the cost of all of the items delineated as Landlord’s responsibility in Exhibit C. Subject to the Tenant Improvement Allowance set forth in Section 3.4, which is applicable to the office portion of the Premises, Tenant shall be solely responsible for the cost of all other improvements which are included in the construction plans and specifications, including the cost to finish the lab/shop area of the Building. Tenant shall install all improvements (in excess of those specified in Exhibit C) which Tenant desires for the lab/shop area of the Premises (“Tenant’s Work”). Tenant shall have seven (7) days from receipt of any proposed plan or proposed element of the construction drawings to give Landlord and the architect written notice of Tenant’s approval or rejection of the proposal, with reasons for any objection. Any objection Tenant may have shall be made in writing, and Landlord and the architect shall be justified in concluding that Tenant has no comments or objections if Tenant does not furnish Landlord with written comment within seven (7) days of the submission by Landlord. Landlord shall cause the architect to address Tenant’s comments and objections and resubmit the plans to Tenant within seven (7) days for re-review and written comment and/or approval. If Landlord deems that the changes requested by Tenant are not reasonable, Landlord shall furnish Tenant with a written justification within seven (7) days of receiving written comments from Tenant. The architect shall make all changes requested by Tenant, provided the parties recognize that such changes may affect the Budget (as referred to below), in which case Tenant shall pay the increased costs caused to the Work by the changes and time for completion of the Work and the Commencement Date shall be affected.

3.3.	The Budget for the Work is attached as Exhibit D. The Budget forms the basis for the Base Rent set forth in Article 5. When Landlord and Tenant have agreed upon the final design and specifications for Landlord’s Work, Landlord shall solicit bids to construct the Work (and the work, if any, Landlord has agreed to do for Tenant) on a competitive basis. Landlord will group subcontractors into bidding categories, based upon Landlord’s customary bidding policies, subject to tenant’s reasonable approval. Landlord will solicit bids from at least three (3) firms for each bidding category necessary to construct and complete the Work. Landlord and Tenant shall consult with one another about the list of subcontractors from whom bids will be solicited, and Landlord shall solicit a bid from any subcontractor suggested by Tenant. All bids shall be solicited on an open book basis. Landlord shall notify Tenant of and allow Tenant to participate in all pre-bid meetings, bid review meetings, and all other pre-award meetings. If a sub-contractor Tenant suggests is the low bidder, but Landlord believes the bidder does not have a history of quality work and/or timely performance, Landlord will nonetheless utilize such contractor if Tenant insists in writing, but Landlord will not be responsible for delays or quality problems caused by such contractor. If the actual cost of carrying out the scope of work required of Landlord in Exhibit C differs from the Budget, the Base Rent shall be adjusted as provided in Section 5.3 below. Landlord shall make available to Tenant all Landlord’s records concerning the cost of carrying out the construction plans so that Tenant may verify the actual costs.

3.4.	Tenant has provided Landlord with a floor plan for the Tenant Improvements for the office portion of the Premises (the first two pages of Exhibit E), and specifications for the Tenant Improvements for the office portion of the Premises (Exhibit F). Landlord will provide Tenant with construction plans for the finish to the office area (the “Tenant Improvement Plans”) as soon as reasonably possible. Upon receipt of the Tenant Improvement Plans, Landlord will provide Tenant with an estimate of the cost of carrying out the Tenant Improvement Plans. Tenant will review the cost estimate with Landlord within seven (7) days of receipt. Landlord will work with Tenant, at Tenant’s request, to adjust the Tenant Improvement Plans to reduce the costs of installing the Tenant Improvements. Landlord will pay the cost of carrying out the final Tenant Improvement Plans, not to exceed Eight Hundred Eighty-Five Thousand Eight Hundred Twelve and twenty-nine/hundredths ($885,812.29) Dollars, provided if the Building is greater or larger than fifty-six thousand seven hundred twenty-seven (56,727) square feet as certified by Landlord’s architect pursuant to Section 3.10 below, the amount Landlord will pay toward the cost of carrying out the Tenant Improvement Plans will be Fifteen and six hundred fifteen/thousandths ($15.615) Dollars multiplied by the actual area of the Building as determined by Landlord’s architect pursuant to Section 3.10 below (the “Tenant Improvement Allowance”). The Tenant Improvement Allowance shall include a five (5%) percent construction management fee payable to BURTON-KATZMAN DEVELOPMENT COMPANY, INC. If the final cost Landlord estimates of carrying out the Tenant Improvement Plans differs from the Tenant Improvement Allowance, the cost differential shall be handled as provided in Section 5.3 below. Landlord and Tenant will use the bidding process set forth in Section 3.3 above to establish the contracts and the contractors for the Tenant Improvement Plans.

3.5.

When the Tenant Improvement Plans have been finalized pursuant to Section 3.2, Landlord shall promptly commence and diligently pursue completion of the Work. Landlord and Tenant recognize that construction of the Building may commence before the Tenant Improvement Plans have been finalized. All Work shall be completed in a good and workmanlike manner in accordance with the Final Plans and the final Tenant Improvement Plans. The Work shall be completed by Landlord or its contractor’s or sub-contractors’ forces, in full compliance with all applicable laws and codes, including the Americans with Disabilities Act, and all Work shall be of good workmanship and materials. Landlord warrants that the Work shall be free from defects in materials and workmanship arising during the first (1st) year after the Commencement Date and Landlord, at its sole cost and expense (but with the right to rely on the warranty of the contractor, sub-contractor or supplier who provided the labor or materials) shall correct any item not in conformity with this warranty; provided Tenant gives Landlord written notice of the defect on or prior to the first anniversary of the Commencement Date. Landlord specifically warrants that during the entire Lease Term, the basement of the Building will not permit the entry of water through joints, cracks or cement failure, provided this warranty will not cover leaks resulting from the actions of Tenant, such as vibration caused by Tenant’s installation and use of dynamometers or other testing equipment which creates abnormal or sustained vibration; damage to the Building caused by Tenant or the agents, contractors, employees or sub-contractors of Tenant, or alterations Tenant makes to the basement, the foundations, the footing drains or the grade of any of the land shown on the Site Plan. Landlord shall seek to obtain manufacturer warranties in excess of one (1) year. Tenant shall have the benefit of any such longer warranties during the term of this Lease. Landlord shall assist Tenant in making any claims that arise more than one (1) year after the commencement Date under the available manufacturer warranties.

3.6.	Prior to the Commencement Date, Tenant shall be entitled to undertake installation of Tenant’s fixtures, furnishings and specialty items within the Premises, including the improvements to finish the lab/shop area, only with Landlord’s prior approval, which approval shall not be unreasonably withheld, and only so long as Tenant’s activities do not interfere with the Work to be undertaken by Landlord and do not delay the Commencement Date. Landlord and Tenant have agreed upon a construction schedule, attached as Exhibit G, that sets forth the order in which each of the trades performing work for Landlord and Tenant may have access to the Premises. Landlord and Tenant shall coordinate the activities of their respective work forces to obtain an efficient construction process Tenant shall not be required to pay base rental or other amounts provided for herein to Landlord as a result of Tenant’s activities in the Premises prior to the Commencement Date.

3.7.	The parties acknowledge that despite any determination that the Work has been substantially completed in accordance with the construction drawings and the Tenant Improvement Plans, there may be punch list items that do not prevent Tenant’s use of the Building for the permitted uses and which require completion by Landlord before or after the Commencement Date. An item shall be a punch list item only if it is the type customarily considered as a punch list item in commercial construction and does not impair Tenant’s ability to use the Premises for a permitted purpose. In such event, Tenant shall furnish Landlord with written notification of such punch list items within thirty (30) days after the Commencement Date, and Landlord shall thereafter correct such items as expeditiously as possible within ninety (90) days from notice thereof, subject to delays necessitated for weather dependent items or other items beyond Landlord’s control.

3.8.

If Tenant makes any request for changes to the construction drawings or the Tenant Improvement Plans after each is finalized, Landlord shall price the cost of those changes out and promptly meet with Tenant to determine whether Tenant wishes to execute a Change Order incorporating the changes into the construction drawings or the Tenant Improvement Plans, as applicable, and to pay the additional cost of those changes by cash payment within ten (10) days of billing or in the form of additional rent (as provided in Section 5.3) so long as the aggregate costs in excess of the Tenant Improvement Allowance which is converted to rent does not exceed Eight Hundred Fifty Thousand ($850,000.00) Dollars (the “Limit”). Even if Tenant elects to pay additional costs by increasing the rent, Tenant shall pay all additional costs of the changes in excess of the Limit within ten (10) days of Landlord’s billings therefore accompanied by evidence that the costs being billed are in excess of the Limit. Landlord and Tenant will cooperate with one another to minimize the number of changes, the cost of carrying out changes, and to reduce the construction delay caused by any changes.

3.9.	Tenant shall not have the right to order extra work or change orders with respect to the Work without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for the reasonable cost incurred by Landlord with respect to any such extra work required by Tenant. The parties acknowledge that the undertaking by Landlord of any such additional or changed Work may, pursuant to Section 4.1(b), result in the Commencement Date occurring before the Building is complete.

3.10.	Upon the completion of the Work, Landlord shall cause Landlord’s independent architect to certify the number of square feet within the Building, including the amount of office space and lab/shop space, by applying the Building Owners’ and Managers Association International Standard method for measuring floor area in office buildings (ANSI/BOMA Z65.1-1996; approved June 7, 1996) to the final measurements of the Building, the office area and the lab/shop area. The number so determined will be utilized to compute the Base Rent for the Premises. Further, upon completion of the Work, Landlord shall provide Tenant with one (1) set of as-built plans for the Building.

4.	TERM.

4.1.	Commencement Date. The term of this Lease shall begin on the “Commencement Date”, which shall be defined as the earlier of:

a)	date on which all of the following contingencies have occurred:

i)	Landlord has substantially completed the Work; and

ii)	Landlord has delivered to Tenant a certificate of occupancy, either temporary or permanent, issued by Canton Township, Michigan, permitting Tenant to occupy the Premises for uses permitted in this Lease; and

iii)	Landlord has delivered possession of the Premises to Tenant, broom-clean and in a condition which permits Tenant to occupy the Premises for the uses permitted in this Lease; or

b)	the date on which the foregoing three (3) items would have occurred but for delays caused by Tenant (or Tenant’s contractors) in requesting change orders or in carrying out Tenant’s Work.

The Expiration Date of the Lease shall be the last day of the calendar month which is one hundred fifty (150) months after the Commencement Date occurs. When the Commencement Date is known, Landlord shall submit to Tenant and Tenant shall execute a letter stating that Tenant has accepted the Premises for occupancy, and setting forth the Commencement Date, Expiration Date and such other information as Landlord may reasonably request. In the event Tenant disagrees with Landlord’s determination of the Commencement Date, Landlord and Tenant shall promptly meet to resolve any disagreement. If Landlord and Tenant are unable to resolve their disagreement, the Commencement Date shall be conclusively determined by the architect, in reference to the standards of Section 4.1 (a) or (b) as applicable. Each of Landlord and Tenant shall pay one-half (2) of the architect’s fee for this determination.

4.2.	As used in the Lease, “Lease Year” means a period of three hundred sixty-five (365) days [three hundred sixty-six (366) days in leap years) beginning with the Commencement Date, and each anniversary of the Commencement Date.

4.3.	Extension. Provided Landlord has not given Tenant written notice of Tenant’s default under this Lease which remains uncured at the date of the giving of notice of extension or at the beginning of the extended term, the term of this Lease may be extended by Tenant for five (5) additional periods of five (5) years each if Tenant shall give written notice of election to extend the Lease term to Landlord not less than two hundred twenty-five (225) days prior to the next scheduled Expiration Date. Tenant’s failure to give timely written notice of an extension shall terminate Tenant’s right to all future extensions. All of the terms and conditions of this Lease shall apply to the extended term with the exception of the Base Annual Rate, which shall be as set forth in Section 5.5 below.

5.	RENT.

5.1.	Base Rent. The Base Annual Rent shall be the number of square feet of Building area determined pursuant to Section 3.10, multiplied by the Base Annual Rate. The Base Monthly Rent shall always be one-twelfth (1/12th) of the Base Annual Rent. Whenever the Base Annual Rent increases, the Base Monthly Rent shall increase correspondingly.

5.2.	The Base Annual Rate shall be:

MONTH	BASE ANNUAL RATE*
1-6	Free
7-42	$8.30/sq. foot
43-78	$8.77/sq. foot
79-114	$9.26/sq. foot
115-150	$9.78/sq. foot

During the first six (6) months of the term of the Lease, Tenant shall otherwise be obligated as provided in this Lease from and after the Commencement Date, including paying for all utilities consumed or utilized at the Premises, during the Lease term, paying all Additional Rent, and paying any damage to the Premises caused by Tenant, its agents, employees, contractors and invitees.

5.3.	The Base Annual Rate set forth above is based on the Budget attached as Exhibit D. If the actual cost of carrying out the Work and the Tenant Improvement Plans is lower than the total amount of the Budget attached as Exhibit D, the Base Annual Rent for each Lease Year shall be adjusted to:

a)	decrease the Base Annual Rent by One Thousand Four Hundred Forty-Eight ($1,448.00) Dollars for each Ten Thousand ($10,000.00) Dollars by which the cost of construction is less than the Budget, up to One Hundred Fifty-Six Thousand Five Hundred Seventeen ($156,517.00) Dollars; and

b)	decrease the Base Annual Rent by One Thousand Twenty-Three ($1,023.00) Dollars for each Ten Thousand ($10,000.00) Dollars by which the cost of construction is more than One Hundred Fifty-Six Thousand Five Hundred Seventeen ($156,517.00) Dollars less than the amount of the Budget.

If the actual cost of carrying out the Work and the Tenant Improvement Plans exceeds the total amount of the Budget attached as Exhibit D, Tenant shall have the option to pay the excess to Landlord in a lump sum within seven (7) days of billings from Landlord, or increasing the Base Annual Rent by One Thousand Four Hundred Forty-Eight ($1,448.00) Dollars for each Ten Thousand ($10,000.00) Dollars of additional costs (in excess of the Budget) up to Eight Hundred Fifty Thousand ($850,000.00) Dollars; provided Tenant shall pay all costs of construction which are more than Eight Hundred Fifty Thousand ($850,000.00) Dollars in excess of the cost shown in the Budget to Landlord in cash within seven (7) days of receipt of billings from Landlord accompanied by conditional lien waivers and the certificate of the architect verifying the completion of the work for which payment is sought.

When the actual costs are determined, Landlord and Tenant shall sign a lease addendum which sets forth the Annual Base Rent for the Premises, as adjusted as provided in this Section 5.3.

5.4.	Additional Rent. All charges payable by Tenant other than Base Rent are called “Additional Rent”. Unless this Lease expressly provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent. Failure to pay Additional Rent shall entitle Landlord to all remedies provided hereunder in the same manner as nonpayment of Base Rent. The term “Rent” shall mean Base Rent (i.e. Base Annual Rent and Base Monthly Rent) and Additional Rent.

5.5.	Extended Terms. The Base Annual Rate established at the beginning of each of the extended term(s) of this Lease shall be:

a)	for the first two (2) extensions, one hundred six (106%) percent of the Base Annual Rate in effect during the last year of the initial Lease term [as to the first (1st) extension], or the last year of the first (1st) extension [as to the second (2nd) extension];

b)	for the third (3rd) extension, the greater of:

i)	ninety-five (95%) percent of the fair market rental rate (projected to the beginning of the extended term) for comparable buildings in the Canton Township, Michigan area, determined no earlier than the date of exercise of the extension; and

ii)	one hundred six (106%) percent of the Base Annual Rate in effect in the last Lease Year of the second (2nd) extension; and

c)	for the fourth (4th) and fifth (5th) extensions, one hundred six (106%) percent of the Base annual Rate in effect in the last year of the third (3rd) extension [as to the fourth (4th) extension], and the fourth (4th) extension [as to the fifth (5th) extension]; and

d)	the Base Annual Rate, as determined for the beginning of each extended Lease term shall be increased by six (6%) percent, effective at the beginning of the third (3rd) Lease Year of each extended term.

In the event Landlord and Tenant are unable to agree upon the fair market rental rate, the fair market rental rate shall be determined by an appraisal process. Each of Landlord and Tenant shall appoint an individual commercial real estate broker who shall have at least ten (10) years experience in the leasing of buildings comparable to the Leased Premises in Oakland County, Michigan. The two (2) brokers shall meet to determine the fair market rental rate for the Premises. If the two (2) brokers provide a rental rate within ten (10%) percent of each other, measured against the higher value (i.e., the difference is not more than ten [10%] percent of the higher value), the fair market rental rate shall be the average of the two (2) values. If the difference between the valuations of the two (2) brokers exceeds ten (10%) percent of the higher valuation, then the two (2) brokers shall jointly appoint a third (3rd) broker with at least ten (10) years experience in the leasing of buildings comparable to the Leased Premises in Canton Township, Michigan, and the fair market rent shall be the average of the two (2) values of the three (3) which are closest to one another.

The amount of the Base Annual Rate, Base Annual Rent and Base Monthly Rent during the extended term shall be confirmed by the parties in a written document.

5.6.	Payment of Rent. Tenant agrees to pay Landlord the Base Monthly Rent, without prior demand and without any deduction or set-off whatsoever (except as provided in Section 10.1 below), in advance, on or before the first day of each calendar month (“Due Date”) at the address set forth above or as designated by Landlord. Tenant shall pay all Rent to Landlord, in immediately available federal funds, or in the event of payment by check or money order, such funds shall be cleared and available for use by Landlord by the Due Date. Landlord shall have no obligation to accept the Rent after the Due Date or to accept less than the full amount of Rent due and owing. If Landlord accepts less than the full amount of Rent owing, Landlord may apply the sum received toward any of Tenant’s obligations to Landlord. Landlord’s acceptance of partial payment of Rent shall not be construed as a waiver of (i) the amount still unpaid, or (ii) a default under this Lease. In the event the Lease term begins on a day other than first day of the calendar month, the first and last month’s Rent shall be adjusted on a pro rata basis.

5.7.	Late Charges. All Rent not paid by the tenth (10th) day of the month shall be assessed a Two Hundred Fifty ($250.00) Dollar late fee in consideration of Landlord’s extra administrative expense. Landlord’s acceptance of a late rental payment shall not constitute a waiver of Tenant’s obligation to pay the late fee. In addition, all unpaid sums due Landlord pursuant to this Lease shall bear interest at the lower of three (3%) percent in excess of the prime rate of interest publicly announced by Bank One, N.A. or its successors from time to time, adjusting and changing as and when such prime rate changes, or the highest rate allowed by law, commencing on the Due Date and accruing through the date of actual payment.

6.

USE. Tenant may use and occupy the Premises solely for any purpose permitted by local zoning at the date of this Lease, and for no other purpose without written consent of Landlord, which consent shall not be unreasonably delayed or withheld. Tenant shall not use or permit any person to use the Premises or any part thereof, for any use or purpose in violation of any law or ordinance or regulation of any public authority or since the Premises is a part of a larger development, in violation of any applicable subdivision or industrial park rules or regulations. If the conduct or operations of Tenant result in increased insurance premiums for the Building, Tenant shall, at Tenant’s option:

6.1.	immediately cease or correct such conduct or operations, or

6.2.	pay the increase in insurance premiums for the entire building until the cause is removed.

7.	POSSESSION. Landlord shall not be liable to Tenant for delay in delivering the Premises if the delay is caused by unavoidable delay in preparing the Premises for Tenant’s occupancy, delays due to unavailability of materials Tenant has specified, changes Tenant makes in the Final Plans or the Tenant Improvement Plans, or by reason of any other cause beyond the reasonable control of the Landlord. Notwithstanding the foregoing to the contrary, Landlord shall make a reasonable effort to specify materials which are readily available, to hire contractors with an adequate work force to complete the Work in timely fashion, and to inform Tenant if Tenant specifies any construction materials which are not readily available (although Landlord shall have no responsibility with respect to the availability of Tenant’s equipment or installers for Tenant’s equipment). In the event of such delay, rent shall not commence until possession is delivered to the Tenant and the Commencement Date, the rent adjustment dates and the Expiration Date shall be extended for the period of the delay, unless the delay results from any act or omission of Tenant, for example, Tenant’s failure to specify materials for construction which are readily available, in which case the Commencement Date shall be the day the Premises would have been delivered to Tenant but for Tenant’s acts or omissions.

8.	TAXES AND ASSESSMENTS.

8.1.	Tenant shall pay to the taxing authority all Real Estate Taxes during the term of this Lease before interest or penalty attaches. “Real Estate Taxes” shall include, without limitation, all taxes and assessments levied or assessed by any lawful authority during the term of this Lease against the Premises, including land, buildings, improvements, or any appurtenance thereto, or public utility system, sidewalk, or street in front of, adjoining, or servicing the Premises or against Landlord’s ownership interest in the Premises, or against this Lease or the leasehold interest of Tenant and, if the present system of real estate taxation in Michigan is changed, any substitute tax such as any tax on rents or other income, excluding only general income taxes. Real Estate Taxes shall not include federal or state income taxes or single business tax. Tenant shall pay all personal property and other ad valorem taxes applicable to fixtures and equipment in the Premises and shall be responsible for all matters relating to the assessment thereof. During the initial the term of this Lease (i.e., not during any renewal periods), Tenant shall not be required to pay any Real Estate Taxes to the extent they result from an uncapping of the real estate tax assessment of the Premises due to a sale or other transfer by Landlord.

8.2.	Landlord shall elect to pay all special assessments in the maximum number of installments permitted, and Tenant shall only be obligated to pay those installments which become due during the term of the Lease. Landlord represents and warrants that, to the best of Landlord’s knowledge, there are no special assessments affecting the Premises as of the date of this Lease, and there is no such special assessment proposed by any governmental authority other than an assessment for the Tonquish Creek storm sewer and an assessment for Commerce Boulevard, each of which will be paid in full with the winter 2004 tax bill.

8.3.	The Real Estate Taxes for the first and last year of the Lease Term shall be allocated between Landlord and Tenant, pro rata as of the Commencement and Expiration Dates of this Lease, utilizing the “due date” method which presumes that Real Estate Taxes are payable in advance.

8.4.	At Tenant’s sole expense, Tenant may, in good faith, contest the assessment or payment of any Real Estate Taxes, provided Tenant demonstrates to Landlord’s reasonable satisfaction, that non-payment of the Real Estate Taxes will (i) not subject the Premises to tax sale, and (ii) be reasonably secured by bond, escrow or otherwise. Notwithstanding the foregoing to the contrary, Tenant may not prosecute any Real Estate Tax appeal where, in Landlord’s good faith opinion, there is a substantial risk of an increase in the tax assessment applicable to the Premises which will affect the Premises after the termination of this Lease.

8.5.	Tenant shall provide Landlord with copies of paid Real Estate Tax bills on or before the date when any installment of Real Estate Taxes is last payable without penalty and, if Tenant is contesting the taxes and not paying the Real Estate Taxes, that the conditions of Section 8.4 are satisfied. Upon Tenant’s failure to comply with the requirements of this Section 8.5, Landlord may pay the Real Estate Taxes and the amount so paid shall be Additional Rent and/or Landlord may treat such failure as a default under the terms of this Lease and exercise any remedy provided for under this Lease or applicable law.

9.	UTILITIES. As part of the Work, Landlord shall bring connections for sanitary sewer, storm sewer, water, gas, electricity and telephone to the Building. Tenant shall pay the actual cost of all gas, electricity, light, heat, power, water, sewer, telephone, and other services used, rendered or supplied to, upon or in connection with the Premises during the continuance of this Lease. Tenant shall purchase utilities from the provider of its choice and be billed directly for the cost of utilities consumed. Landlord shall not be liable to Tenant for damages or otherwise should the furnishing of any utility services to the Premises be interrupted by fire, accident, governmental fuel and energy conservation programs, riot, strike, act of God, or the undertaking of necessary repairs or improvements, or by other causes beyond the reasonable control of Landlord.

10.	REPAIRS AND CARE OF PREMISES.

10.1.	Landlord shall, at Landlord’s sole cost, maintain, repair and replace, as necessary: defects in the initial construction of the Premises pursuant to and as limited by Section 3.5 above. Additionally, during the term of this Lease, Landlord shall, at Landlord’s sole cost, maintain, repair and replace, as necessary, the foundation of the Building; the structural aspects of the exterior Building walls; and the roof deck (but not the roof membrane). Landlord shall not be required to repair, replace or maintain any item damaged by Tenant (including by vibrations caused by the operation or installation of any of Tenant’s equipment) or any of Tenant’s employees, contractors, agents or sub-contractors. If Landlord fails to carry out any of Landlord’s duties under this Section 10.1, Tenant may give Landlord written notice thereof, specifying the failure, the action necessary to correct the failure, and the consequence to Tenant of the failure. If Landlord does not cure the default within ten (10) days of written notice (or such longer period as shall be reasonably necessary if the failure is of such a character that it cannot be cured within ten (10) days and Landlord commences the cure within ten (10) days and proceeds diligently thereafter to complete the cure), Tenant may cure the failure itself and Landlord shall reimburse the Tenant for the reasonable cost of curing the failure based upon competitive pricing. Additionally, if the failure is not due to reasons beyond Landlord’s reasonable control, and if Tenant gave Landlord written notice that (and specify how) the failure is having a material adverse impact on Tenant’s ability to conduct its business, and if the failure actually does materially impair Tenant’s ability to conduct its business, Tenant may set off the amount due from Landlord to Tenant under this Section 10.1 against the next rent due.

10.2.	Except for the repairs and maintenance required to be performed by Landlord under Section 10.1 above, Tenant shall, at its sole cost and expense, keep the Premises and every part thereof in good order and repair including, without limitation, the roof membrane, inner walls, exterior painting and caulking, HVAC, elevator, plumbing, electrical, plate glass, drives, parking areas and landscaped areas. Alterations that may be required by any code, regulation or OSHA shall be made and paid for by Tenant. Tenant shall promptly make any repairs or replacements necessary for such purpose, ordinary as well as extraordinary, whether or not foreseen, or within the present contemplation of the parties.

10.3.	All repairs and replacements required to be made by Tenant under this Section 10 shall be made within a reasonable time after receiving notice or having actual knowledge of the need for such repair or replacement. Such repair or replacement shall be performed in a good and workmanlike manner and Tenant shall keep the Premises free from any liens arising out of work performed, materials furnished or obligations incurred as a result of such repair or replacement.

10.4.	Tenant shall not perform any acts or carry on any practices which may injure the Premises or be a nuisance or menace to adjacent property owners or occupants and shall keep the Premises under its control (including adjoining drives, streets, alleys or yards) clean and free from rubbish, dirt, snow and ice. All storage shall be confined to the interior of the Premises or shall be appropriately secured. Trash and waste shall be kept in commercial containers and emptied regularly. The outside of the Premises shall always be kept neat and orderly. Tenant shall not interfere with the free flow of traffic through the various roads, sidewalks, drives and other easements of which the Premises are a part.

10.5.	Tenant shall peacefully surrender and deliver possession of the Premises to Landlord upon termination (by expiration, default or otherwise) in as good order, condition and repair as when delivered to Tenant, ordinary wear and tear excepted.

11.	INSURANCE.

11.1.	Landlord shall, at Tenant’s cost and expense, procure and keep in effect insurance covering the buildings, improvements and fixtures on, in or appurtenant to the Premises at the commencement of the term and thereafter erected thereon or therein, including all alterations, rebuilding, replacements, changes, additions and improvements, for the benefit of Landlord, Tenant and the holders of any mortgages on the fee or the leasehold of the Premises (“Mortgagee”), as their respective interests may appear, providing insurance against loss or damage by fire, casualty and all risks comprehended from the so-called “all risk” endorsements on fire policies, other hazards and similar insurance (including rent loss) (“Hazard Insurance”) as may from time to time be reasonably required by Landlord or any Mortgagee, all such insurance to be in an aggregate amount which shall equal the full replacement value thereof, to be carried in such insurance companies in such form and with such endorsements as shall be reasonably satisfactory to Landlord and to any Mortgagee, all of which policies shall provide that loss, if any, payable thereunder shall be adjusted with and shall be payable to Landlord and Mortgagee as their respective interests may appear. Landlord may provide such insurance through a blanket policy maintained by an affiliate of Landlord as long as the policy specifically covers the Premises, Landlord is a named insured on the policy, and the insurer or insurance agent allocates a specific portion of the overall premium to this coverage. Landlord shall obtain competitive pricing for the hazard insurance, although the pricing need not be the lowest available cost in the marketplace. The cost of the Hazard Insurance shall be Additional Rent due from Tenant to Landlord upon the Due Date next following Tenant’s receipt of a bill from Landlord for the cost of such insurance. Tenant shall be solely responsible to obtain, at its expense, hazard, theft or other insurance covering the personal property Tenant owns which is located at the Premises.

11.2.

Tenant shall, at its sole cost and expense, procure and keep in effect public liability and property damage insurance (including contractual liability), with a single combined liability limit of not less than Two Million ($2,000,000.00) Dollars per occurrence and property damage limits of not less than One Million ($1,000,000.00)

Dollars per occurrence, insuring against all liability of Tenant, Landlord (and if requested, any Mortgagee) and their authorized representatives, including bodily injury or property damage occurring on or about the Premises and any loss arising out of and in connection with Tenant’s use, occupancy and condition of the Premises and any improvement thereon. Such insurance shall name Landlord as an additional insured. Landlord may periodically require Tenant to purchase increased limits of liability insurance to account for inflation, provided Landlord may not require Tenant to purchase limits which exceed those which are then customary for new leases of similar buildings in Canton Township, Michigan.

11.3.	Each insurance policy required to be maintained by Landlord or Tenant under this section shall:

a)	be issued by an insurance company licensed in the State of Michigan reasonably acceptable to Landlord (Best rated “A” or better and Class XII or higher);

b)	require thirty (30) days written notice to Landlord and to any Mortgagee, before cancellation or change in the coverage, scope or amount of the policy; and

c)	provide that the insurance company waives all right of recovery by way of subrogation against Landlord (or Mortgagee) in connection with any damage covered by any such policy.

Landlord and Tenant shall each provide the other with certificates of the insurance they are required to maintain for the other party’s review and approval, which shall not be unreasonably delayed, withheld or conditioned.

11.4.	A certified copy of the policy required to be obtained by Tenant, together with evidence of payment of premium, shall be delivered to Landlord prior to commencement of this Lease and thereafter not less than thirty (30) days prior to the expiration of the term of the policy. If Tenant fails to provide evidence of such paid policies and/or renewals, Landlord may (but is not obligated to) procure or renew such insurance and charge the cost thereof to Tenant as Additional Rent payable with the next monthly rental payment to be maintained by Tenant in this Section 11.

12.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

12.1.

Except as otherwise provided in Section 3 or this Section 12, Tenant shall, at its sole cost and expense, promptly comply with all governmental laws, ordinances, rules and regulations, including compliance with OSHA and other commissions which may regulate or have jurisdiction over the Premises or activities conducted therein. The foregoing does not relieve Landlord of the obligation to construct the Building in accordance with applicable laws, and obtain a certificate of occupancy for the Building, as provided in Section 3. If a change in the law makes the structural portion of the Building legally non-conforming as a general office/research use, and not because of Tenant’s specific use, and the Building’s structural components must be retrofitted at that time under applicable law, Landlord shall make the Building’s structural components comply with applicable law, provided Tenant shall make the necessary modifications if the need arises because of a permit Tenant has sought for work it desires, or because of changes in the law applicable to Tenant’s particular use of the Building, and provided further, Tenant shall move its equipment, fixtures and property as necessary for Landlord to complete its work, and there shall be no resulting reduction in rent. It shall be the responsibility and obligation of Tenant to secure a certificate of occupancy for any improvements or equipment Tenant installs within the Building. Further, if required by Canton Township, Tenant shall obtain a business license or similar governmental certificate from the appropriate governmental agency.

12.2.	The parties agree that the liabilities and obligations of Landlord and Tenant under that certain federal statute commonly known as the Americans With Disabilities Act (42 U.S.C. 12101 et seq.) as well as the regulations and accessibility guidelines promulgated thereunder as each of the foregoing is supplemented or amended from time to time (collectively, the “ADA”) shall be apportioned as follows:

a)	Landlord represents and warrants to Tenant that the Premises, including, but not limited to, exterior and interior horizontal and vertical routes of ingress and egress, off-street parking, entrances, doors, lobby areas, toilet rooms and stalls, signage, life-safety systems will comply at the Commencement Date, with the ADA assuming the Building is used for general office and general research purposes and for no specialized use.

b)

From and after the Commencement Date, Tenants covenants and agrees to conduct its operations within the Leased Premises so that all elements of the Premises will comply with the ADA. If Tenant uses the Leased Premises for any specialized use and the nature of that use causes the Premises to violate the ADA, Tenant will, at its sole expense, promptly either alter its use or modify the Premises (according to plans submitted to and approved by Landlord, which approval will not be unreasonably delayed or withheld) so that the Premises complies with the ADA. In the event that Tenant elects to undertake any alterations to, for or within the Premises, including initial build-out work, and if such work, pursuant to the other terms of this Lease, is the responsibility of Tenant to design or perform, then Tenant agrees to cause such alterations to be performed in compliance with the ADA. In the event that Tenant shall be required to make any alterations to the Premises in order to make the Premises comply with the ADA and such required alterations are not required because of Landlord’s failure to perform its obligations under subparagraph A immediately above, then, to the extent any other term of this Lease requires the Tenant to obtain the Landlord’s consent to make such alterations, Landlord hereby agrees not to unreasonably withhold or delay such consent.

13.	ALTERATIONS. Tenant shall not make any alterations to the Premises which affect the structure of the Building or the mechanical, electrical or plumbing systems of the Premises, without Landlord’s prior written consent, which shall not be unreasonably delayed, conditioned or withheld. Landlord may approve or disapprove such alterations, regulate the manner in which the work may be performed, require, among other things, the use of contractors Landlord approves, require lien and completion bonds, and insurance, in such form and amount reasonably satisfactory to Landlord. Landlord’s consent shall not be required for normal decorating or redecorating of the interior of the Premises, such as the painting of walls, the installation of wall or floor coverings or replacement of light fixtures; provided that such work does not impact the structure, plumbing, mechanical or electrical systems of the Building. Tenant shall promptly remove all debris from the Premises in the event alterations are performed by Tenant or at its direction. Tenant shall provide Landlord with “as-built” plans, copies of all construction contracts and proof of payment for all labor and materials. Tenant shall keep the Premises free from any liens arising out of work performed, materials furnished or obligations incurred by or for Tenant or, if any such lien is filed against the Premises, Tenant shall promptly bond over the lien to the reasonable satisfaction of Landlord. Tenant shall reimburse Landlord for all costs and expenses, including attorneys’ fees, reasonably incurred by Landlord due to the filing and/or removal of such liens that are not satisfactorily bonded over. Tenant’s failure to pay such costs and expenses within ten (10) days after written demand shall be a default in the same manner as nonpayment of Rent and Landlord may pay or bond over such lien and charge the cost to Tenant as Additional Rent. However, Tenant shall have no obligation to remove any such lien, and Landlord shall have no right to cause such removal in the event Tenant provides Landlord with security against the enforcement of such lien in an amount and a manner reasonably acceptable to Landlord. All alterations, additions or improvements made by either party upon the Premises, including floor coverings (except movable office furniture and trade fixtures installed at the Tenant’s expense), shall remain upon and be surrendered with the Premises at the termination of this Lease, without molestation or injury, and shall thereupon become the property of Landlord; provided, however, that Landlord may designate by written notice to Tenant those alterations and additions which shall be removed by Tenant at the expiration or termination of the Lease, and Tenant shall promptly remove the same and repair any damage (including screw holes, mollies, unmatched wallpaper or paint, etc.) to the Premises caused by such removal. If Landlord directs Tenant to remove any alterations from the Premises, including any specialty items installed by or at the request of Tenant, Tenant will remove such items at the end of the Lease term and restore the Premises to a good condition. In the event Landlord approves any alteration, Tenant shall:

13.1.	comply with all governmental codes and ordinances; and

13.2.	perform all such alterations in a first-class, workmanlike manner.

14.	CONDITION UPON TERMINATION.

14.1.	Upon termination of this Lease, Tenant shall surrender the Premises to Landlord, broom clean, without damage and in the same condition as received, except for ordinary wear and tear which Tenant is not otherwise obligated to remedy under any provision of this Lease. With respect to the removal of alterations to the Premises (including any floor covering and whether or not performed with Landlord’s consent) at the end of the Lease term:

a)	if Tenant is entitled to make the alteration to the office portion of the Premises under the terms of Section 13 above without obtaining Landlord’s consent, Tenant need not remove the alteration;

b)	if Tenant must request Landlord’s permission to make an alteration or if the alteration is to the lab/shop area, or if the alteration consists of block walls or a similar heavy construction, Tenant must remove the alteration if directed to do so by Landlord at the time Landlord gives consent to the alteration; and

c)	with respect to the initial work of Landlord and Tenant, Landlord shall give Tenant written notice of the Work that must be left at the Premises and the work that must be removed, within thirty (30) days of receipt of Tenant’s construction plans.

If Landlord directs Tenant to remove any alterations from the Premises, including any specialty items installed by or at the request of Tenant, Tenant will remove such items at the end of the Lease term and restore the Premises to a standard office facility/shop area finish, all at Tenant’s sole expense. Tenant may, without expense to Landlord, remove all trade fixtures, moveable partitions and machines which are installed and can be removed without damage to the Building or Premises, and other articles of personal property owned by Tenant. Tenant shall, at its expense, repair any damage to the Premises or the Building caused by the installation or removal of such furniture, fixtures, alterations or additions so removed and restore the Premises to its original condition.

14.2.

Notwithstanding anything in Section 13 or Section 14.1 to the contrary, Landlord will install a basement in the building to house a dynamometer or other testing equipment. In lieu of leaving or removing the basement, pursuant to the notice provided for in Section 14.1 above, at Landlord’s written request made prior to the end of the Lease term, Tenant shall, prior to the expiration of the Lease Term (as it may be extended pursuant to Section 4.2), at Tenant’s sole cost, fill the basement with engineered fill compacted to ninety-five (95%) percent modified proctor, and install a six (6) inch reinforced concrete cap, sufficient in the opinion of Landlord’s independent professional engineer utilizing accepted engineering criteria, to support structural loads up to four hundred fifty (450) pounds per square foot.

15.	ASSIGNMENT, TRANSFER, SUBLETTING. Except as otherwise provided in this Section 15, Tenant may not assign, transfer or encumber its interest in this Lease, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises without the prior written consent of Landlord, which shall not be unreasonably delayed, conditioned or withheld. Any such assignment, transfer, encumbrance or permission to occupy the Premises without Landlord’s prior written consent shall be void. In the event Landlord shall so consent, Tenant shall (a) remain liable for all of its obligations under this Lease, and (b) in addition to other payments due under this Lease, shall pay Landlord monthly, in advance, fifty (50%) percent of any amount charged any sublessee in excess of the Base Monthly Rent due to Landlord hereunder. Notwithstanding any other term or condition contained in this Section 15 to the contrary, Tenant may assign or transfer, either directly or by operation of law or sublease, without Landlord’s consent (but following written notice to Landlord) and without paying any consideration to Landlord to:

15.1.	any person or entity which, directly or indirectly controls, is controlled by or is under common control with Tenant; or

15.2.	any person or entity in which or with which Tenant or its successors or assigns is merged or consolidated (by share exchange or otherwise), in accordance with applicable statutory provisions; or

15.3.	any person or entity acquiring all or substantially all of the assets of Tenant or its successors or assigns, provided that, with regard to this sub-section 15.3, such person or entity assumes and agrees to perform all of the obligations of Tenant under this Lease arising from and after the date of such sale by written instrument reasonably satisfactory to Landlord, and

15.4.	any entity who provides services to Tenant within the Building, including those who install and/or operate dynamometers or other testing equipment for Tenant within the shop area of the Premises.

No such assignment shall relieve Tenant of liability under this Lease.

16.	SUBORDINATION, ATTORNMENT, NON-DISTURBANCE AND ESTOPPEL.

16.1.

Subject to the terms of this Section 16, Landlord reserves the right to subordinate this Lease to the lien of any mortgage now or hereafter placed upon the Premises. Tenant agrees to promptly, but in any event within ten (10) business days of the written request of Landlord, execute any documents reasonably requested by Landlord or Mortgagee (as defined in Section 11) to confirm any such subordination so long as the mortgagee agrees not to terminate this Lease or disturb Tenant’s possession or other rights under this Lease if Tenant is not in default under this Lease beyond any applicable notice and cure period. At the request of the Mortgagee, this Lease may be made prior to any such mortgage and Tenant shall execute such other documents and agreements giving priority to this Lease as such Mortgagee shall require. Tenant agrees that upon such mortgagee’s filing for record in the applicable Register of Deed’s Office of a Notice of Subordination or any document executed unilaterally by such mortgagee subordinating the lien of the mortgage to this Lease, such lease shall be prior to such mortgage. Tenant shall not be required to pay any fees or costs to Landlord or the Mortgagee, in connection with any such subordination, non-disturbance and attornment agreement, but shall be responsible for the fees and expenses of Tenant’s own counsel.

16.2.	Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed in lieu of foreclosure heretofore or hereafter made relating to the Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

16.3.	Tenant agrees to execute and deliver within ten (10) business days after request by Landlord a written statement in recordable form which certifies:

a)	that this Lease is in full force and effect;

b)	the date of commencement of this Lease;

c)	that rent is paid currently without any set-off or defense thereto;

d)	the amount of rent, if any, paid in advance; and

e)	that there are no uncured defaults by Landlord or stating those claimed by Tenant,

provided that such facts are accurate and ascertainable.

17.	ACCESS.

17.1.

Landlord shall have the right, but not the obligation, to enter the Premises at any time should Landlord reasonably determine that a hazard or emergency exists to which Tenant is not responding appropriately. In such event, Landlord may immediately perform all necessary repairs, and charge all reasonable expenses to Tenant as Additional Rent. Landlord shall otherwise have the right to enter the Premises at any reasonable time upon reasonable notice to inspect the Premises during normal business hours. Nothing contained in this Section 17.1 shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, supervision or repair of all or any part of the Premises or the building in which the Premises is located.

17.2.	Upon providing Tenant reasonable prior notice, Landlord shall have the right to show the Premises to prospective tenants or purchasers at all reasonable times commencing two hundred seventy (270) days prior to the expiration of the term of this Lease. Any such showings shall be: conducted at reasonable times; in a manner designed to minimize the interference with Tenant’s business; in the presence of a representative of Tenant if Tenant requests; and Tenant may restrict access to parts of the Building if necessary to preserve legitimate commercial confidentiality, but Tenant shall not, in so restricting access, impair Landlord’s ability to show an adequate amount of the Building to allow a prospective tenant or purchaser to evaluate the Building for tenancy. Two hundred seventy (270) days prior to termination of this Lease, Landlord may display “TO RENT” signs in reasonable locations in the windows or elsewhere on or around the Premises.

18.	FIRE, DAMAGE, AND DESTRUCTION. In the event the Premises, or any portion thereof, or any improvements or equipment on, in or appurtenant to the Premises at any time erected or placed thereon or therein shall be destroyed or damaged by fire or other cause during the term of this Lease, Tenant shall give to Landlord prompt notice thereof, and Landlord shall promptly proceed to repair, replace and rebuild the same (hereinafter called “such work”), at least to the extent of the value and as nearly as possible to the size, design, specifications character of the building, improvements and equipment existing immediately prior to such occurrence (assuming the Premises were being properly maintained and repaired). In the event of any such damage, this Lease shall continue in full force and effect (except as specifically set forth below) with an abatement or reduction in rent for the period (and to the extent) the Building is not usable for the permitted purposes under this Lease.

For the purpose of paying the cost of such work, Landlord and Tenant shall make available all sums (net of the cost of securing the payment of such sums by the insurance company) received under insurance policies covering such loss as provided in this Lease. Unless the Lease is terminated as permitted in the next paragraph, Landlord and Tenant shall each have the right to participate with one another in the settlement of any insurance claims to the extent the insurance settlement pays for the reconstruction of the Building or the tenant improvements.

If the Premises are substantially damaged and are rendered substantially untenantable by fire or other casualty, Landlord and Tenant shall each have the option, to be exercised by either party, in writing, within forty-five (45) days after the occurrence of the damage or, in the case of the Landlord, after receipt of notice of the damage, to terminate this Lease, unless more than three (3) years remain under the term of this Lease at the date of the casualty, and Tenant shall have thirty (30) days from the casualty in which to exercise any available renewal option under Section 4.2 above by written notice to Landlord, which, if so timely exercised shall be deemed to have extended the term of this Lease as of the date of the casualty. If more than three (3) years remain in the term of this Lease (as provided in the preceding sentence), and Tenant elects to continue the term of this Lease by written notice to Landlord given within forty-five (45) days of the occurrence of the damage, the Lease shall continue and Landlord shall make the repairs as provided in this Section 18. If this Lease is terminated as permitted in this Section 18, the term of this Lease shall expire and Tenant shall vacate the Premises and surrender the same to Landlord, and Landlord shall be entitled to settle the insurance claim itself and to all proceeds of insurance. The Premises shall be deemed to be “substantially damaged” for the purposes of this paragraph if the cost of repairing or restoring the Premises exceeds fifty (50%) percent of the full insurable value of the Premises and the Premises shall be deemed to be “rendered substantially untenantable” for the purposes of this paragraph if loss by fire or other cause exceeds fifty (50%) percent of the area of the Building.

19.	EMINENT DOMAIN. If all or substantially all of the Building or Site, or the use and occupancy thereof, shall be taken under the power of eminent domain, or if so much of the Building is taken under the power of eminent domain that Tenant is prevented from effectively using the Building for its intended purpose (ie., Tenant must relocate its heavy equipment or is otherwise prevented from using the laboratory area for its intended purpose), Landlord or Tenant may, at any time after the entry of the verdict or order for such taking, terminate this Lease by not less than thirty (30) days notice in writing to the other. All damages and compensation awarded for any taking under the power of eminent domain shall belong to and be the property of Landlord, whether such damages or compensation be awarded for the leasehold or the fee or other interest of Landlord or Tenant in the Premises; provided, however, that Landlord shall not be entitled to any award made for Tenant’s loss of business, the removal of Tenant’s property or Tenant’s relocation costs. If all the Building and Site shall be taken under the power of eminent domain, then the term of this Lease shall cease as of the day actual possession shall be taken by such power and the rent shall be paid up to that day with a pro rata refund by Landlord of any prepaid rent. If a portion of the Premises is taken by eminent domain, this Lease shall terminate only as to that part so taken as of the day possession shall be taken by such public authority, and thereafter, all the terms herein shall continue in effect, except the Base Annual Rent shall be reduced in proportion to the amount of the Building area of the Premises so taken.

20.	DAMAGES. Landlord shall not be liable to Tenant for any damage to Tenant or Tenant’s property from any cause other than the negligent or willful acts of Landlord or its agents. Tenant waives all claims against Landlord for damage to persons or property arising from any reason, including, but not limited to, leakage, overflow, stoppage, backing up or other condition of any facilities or utilities, or from fire, explosion or other casualty other than that caused by a breach of this Lease by Landlord or the wilfull acts or gross negligence of Landlord or its agents. Tenant shall defend, indemnify and hold Landlord harmless from all liability for damage to any person or property occurring in, on or about the Premises or resulting from Tenant’s occupancy and use of the Premises. Landlord shall defend, indemnify and hold Tenant harmless from all liability for damage caused by:

20.1.	the breach by Landlord of any covenant, agreement, representation or warranty made by Landlord and contained in this Lease; and

20.2.	damage to any person or property arising by virtue of the negligence or wilfull misconduct of Landlord.

21.	WAIVER OF SUBROGATION. Landlord and Tenant each hereby release and discharge the other, and any officer, agent, employee or representative of such party, of and from any liability whatsoever hereafter arising from loss, damage or injury caused by fire or other casualty for which insurance (permitting waiver of liability and containing waiver of subrogation) is carried by the injured party at the time of such loss, damage or injury to the extent of any recovery by the insured party under such insurance.

22.	BANKRUPTCY. The interest of Tenant in this Lease may not be assigned by operation of law or other involuntary assignment. Landlord may terminate this Lease upon any involuntary assignment, including the following events:

22.1.	if Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors or institutes a proceeding under the Bankruptcy Code in which Tenant is the bankrupt; or if any one of the individuals comprising Tenant is or becomes bankrupt or insolvent or makes an assignment for the benefit of creditors;

22.2.	if a Writ of Attachment or Execution is levied on this Lease and is not released or discharged within sixty (60) days; and

22.3.	if, in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises.

An involuntary assignment shall constitute a default by Tenant and shall terminate Tenant’s right to possession of the Premises, and Landlord shall have the right to elect to terminate this Lease. This Lease shall not be treated as an asset of Tenant in the event Landlord terminates this Lease. Notwithstanding the foregoing to the contrary, in the event of Tenant’s bankruptcy (voluntary or involuntary), other than a liquidation proceeding, Landlord shall not seek to terminate this Lease or otherwise disturb Tenant’s possession so long as Tenant is not in default under this Lease. If Tenant, as a debtor-in-possession pursuant to the Bankruptcy Code, or its trustee, elects to assume this Lease, adequate assurance of future performance must be given in addition to the cure of all outstanding defaults. Adequate assurance of future performance shall constitute the posting of three (3) months advance rent and reasonable financial assurance that such debtor, trustee or assignee is financially capable of continued performance of all obligations under this Lease. In the event of a Chapter 11 reorganization under the Bankruptcy Code, this Lease must be assumed or assigned within sixty (60) days of filing or this Lease will be deemed rejected.

23.	FAILURE TO PERFORM. If Tenant shall fail to pay or perform any obligation of Tenant hereunder, Landlord may, after the expiration of any applicable grace or notice period contained in this Lease, at its option, pay or perform such obligation and the cost thereof shall be deemed Additional Rent payable by Tenant upon demand.

24.	HOLDING OVER. If Tenant, with Landlord’s prior consent, remains in possession of the Premises after expiration or termination of this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable by thirty (30) days notice given at any time by either party. All provisions of this Lease, except those pertaining to the term hereof, shall apply to the month-to-month tenancy; provided, however, that the Base Monthly Rent for each of the first two (2) months of the holdover period shall be one hundred twenty-five (125%) percent of the Base Monthly Rent in effect in the month immediately preceding the commencement of the holdover and, for each month beginning with the third (3rd) month of the holdover period, the Base Monthly Rent shall be one hundred fifty (150%) percent of the Base Monthly Rent in effect in the month immediately preceding the commencement of the holdover.

25.	DEFAULT. The occurrence of any of the following shall constitute a default by Tenant:

25.1.	failure to pay any rent within seven (7) days of the Due Date when such failure is not cured within seven (7) days of written notice from Landlord (which may be in the form of a Notice to Quit). In such instance, Landlord may, in addition to all remedies provided hereunder, thereafter require Tenant to make any future payments by cash or by certified funds; or

25.2.	Landlord gives Tenant written notice of non-payment of rent which remains uncured for more than seven (7) days after Tenant’s receipt of such notice more than two (2) times during any calendar year. Such default shall entitle Landlord to all remedies hereunder, including immediate termination of the Lease and may not be cured by subsequent payment; or

25.3.	failure to perform any other provision of this Lease if the failure to perform is not cured within thirty (30) days after notice has been given to Tenant. If the default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default if Tenant commences to cure the default within such thirty (30) day period and thereafter diligently and in good faith proceeds to cure the default within a reasonable time thereafter.

26.	REMEDIES. Landlord shall have the following remedies in the event of default by Tenant:

26.1.

Landlord may, without terminating this Lease, terminate Tenant’s right to possession, enter the Premises and relet the Premises, or any part thereof, on such terms as Landlord, in the exercise of its reasonable discretion, deems advisable. Tenant shall be immediately liable to Landlord for all costs Landlord reasonably incurs in reletting the Premises, including, without limitation, brokers’ commissions and tenant improvements. This Lease shall continue in full force and effect although Landlord terminates Tenant’s right to possession, and Landlord shall have the right to collect rent and other sums when due. The proceeds of such reletting shall be applied in the following order:

a)	payment of any indebtedness of Tenant to Landlord other than rent;

b)	reasonable costs of reletting, including brokers’ commissions, attorneys’ fees and tenant repairs and improvements;

c)	payment of rent due and unpaid; and

d)	payment of future rent which shall become due and payable.

Tenant shall pay the deficiency to Landlord within ten (10) days after notice if the sum received from reletting during any month is less than the rent due by Tenant under this Lease. Landlord shall use reasonable efforts to relet the Premises.

26.2.	Landlord may terminate this Lease. No act by Landlord other than written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, termination of Tenant’s right to possession or appointment of a receiver shall not constitute a termination of this Lease. Upon termination, Landlord shall be entitled to:

a)	all accrued rent at the time of termination;

b)	the present value of all future rent at the time of termination, less the present value of the fair market rent for the remainder of the Lease term, each determined as of the date of termination;

c)	the unamortized amount of the free rent, Tenant Improvement Allowance and brokerage commission, amortized over the initial term of this Lease, commencing on the first day of the seventh (7th) month of the Lease term, using an interest factor of seven and one/tenth (7.1%) percent per annum;

d)	all costs, reasonable attorneys’ fees and other damage proximately caused by Tenant’s default; and

e)	all other amounts allowable by law.

26.3.	Landlord may cure the default at Tenant’s cost. The sum paid by Landlord shall be due immediately as Additional Rent and bear interest at the lower of five (5%)

percent in excess of the prime rate of interest publicly announced by Bank One, N.A. or its successor from time to time adjusting and changing as and when such prime rate changes, or the highest rate allowed by law.

26.4.	Upon the occurrence of each default under Section 25.2, Landlord may, as an alternative to the remedies provided for in Sections 26.1 or 26.2, either terminate this Lease or increase the Base Rent by five (5%) percent, effective upon and for all periods after the date of such default (even if Tenant subsequently cures the default).

26.5.	Each of Landlord’s remedies provided in this Lease is cumulative and in addition to any remedies now or hereafter allowed by law. No delay or omission in the exercise of any right or remedy of Landlord shall impair such right or remedy or be construed as a waiver of such breach or waiver of the further breach of the same covenant or condition. The receipt and acceptance by Landlord of delinquent rent shall not constitute a waiver of any other default and shall not constitute a waiver of any interest and/or late charge due to the failure to make timely payments.

27.	HAZARDOUS MATERIALS.

27.1.	Tenant shall not permit the use, storage, generation or disposal of any Hazardous Materials on, in or about the Premises during the term of this Lease in violation of any federal, state or local laws, ordinances, rules, regulations or policies governing the use of Hazardous Materials. Tenant shall indemnify and hold Landlord harmless from and against any claims, demands, penalties, fines, damages, losses, costs, liabilities or expenses of whatever kind, including expert fees, clean-up costs and attorneys’ fees, arising out of or in any way related to the use, storage, generation, disposal or introduction of Hazardous Materials to the Premises by Tenant or to the Premises during Tenant’s occupancy (excepting only the acts of Landlord and excepting the acts of third parties other than an assignee or sub-tenant of Tenant). “Hazardous Materials” includes, without limitation, any flammables, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et. seq.) (“CERCLA”), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et. seq.) (“HMTA”, the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et. seq.) (“RCRA”), the Environmental Response Act (MCLA Sections 299.601, et. seq., “Polluters’ Pay”) (“ERA”), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local governmental law, ordinance, rule or regulation.

27.2.

Tenant shall deliver the Premises to Landlord at the termination of this Lease (whether by expiration or early termination) free of Hazardous Materials and in conformity with CERCLA, HMTA, RCRA, ERA and all other applicable federal, state and local laws, ordinances, rules and regulations upon expiration or termination of this Lease (regardless of whether resulting from early termination due to Tenant’s default, bankruptcy, condemnation or other non-Landlord triggered events). Landlord may require Tenant to commission and pay for an environmental audit and deliver a written report if Landlord reasonably suspects that Tenant has stored, generated or disposed of Hazardous Materials on, in or about the Premises. Tenant’s obligation to conduct clean-up operations and provide written environmental reports shall continue until a report is received in form and substance reasonably acceptable to Landlord which certifies that the Premises is free from all Hazardous Materials.

27.3.	Tenant’s obligations and liability under this Section 27 shall include adjoining property owned by Landlord or others to the extent Tenant’s actions may have contaminated such common or adjoining areas. The terms of this Section 27, including the obligations and liabilities herein, shall survive termination of this Lease.

27.4.	Landlord represents and warrants that there will be no Hazardous Materials located on or under the Premises as of the date of the Commencement Date in concentrations which violate any federal, state or local laws, ordinances, rules or regulations, or policies governing the use of hazardous materials. Landlord further represents and warrants that no Hazardous Materials shall be used, generated, stored or disposed of on the Premises during the term of this Lease through the acts or omissions of Landlord, its agents, employees or contractors. Notwithstanding any other provision of this Lease to the contrary, Tenant shall have no responsibility or liability to Landlord with respect to any Hazardous Materials located on the Premises as of the Commencement Date or placed or disposed of on the Premises solely through the acts or omissions of Landlord, its agents, employees or contractors.

28.	NOTICES. Notices shall be deemed properly given and received pursuant to this Lease:

28.1.	as to Tenant, if it is in writing, addressed to Tenant at its last known post office address, or at the Premises, with a copy sent to Chief Financial Officer, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007, and deposited in the United States mail, certified mail, return receipt requested, and postage prepaid, or delivered by a recognized national delivery service; and

28.2.	as to Landlord, each notice shall be in writing, addressed to the last known post office address of Landlord, and deposited in the United States mail, certified mail, return receipt requested, and postage prepaid, or delivered by a recognized national delivery service.

29.	CONSENT. Except as otherwise provided in Sections 8.4 and 24 of this Lease, any consent or approval required by either Landlord or Tenant shall not be unreasonably withheld conditioned or delayed.

30.	QUIET ENJOYMENT. Tenant, subject to the terms of this Lease, and upon payment of all rents, including Additional Rent, and performance of all covenants and terms of this Lease, shall peacefully and quietly hold and enjoy the Premises for the term granted hereby, without interruption by Landlord or any other person lawfully claiming through or under Landlord or any predecessor in interest to Landlord.

31.	NON-LIABILITY AND LIMITATION OF REMEDIES. Except with respect to a failure of Landlord to complete or correct the Work as required of Landlord in Section 3 of this Lease, any money judgment recovered by Tenant against Landlord for Landlord’s failure to perform a covenant, term or condition of this Lease shall be satisfied if not voluntarily paid by Landlord, solely out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Building and out of rents or other income from the Premises receivable by Landlord, or out the consideration received by Landlord from the sale or other disposition of all or any part of the Landlord’s right, title and interest in such building. Neither Landlord nor any of its members shall be liable for any deficiency. If Landlord is found to have unreasonably withheld its consent or approval in any manner, an action for declaratory judgment or specific performance will be Tenant’s sole right and remedy and Tenant hereby waives all rights for damages therefor.

32.	TIME IS OF THE ESSENCE. Time is of the essence for each provision of this Lease.

33.	MISCELLANEOUS PROVISIONS.

33.1.	The captions and paragraph numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, expand or describe the scope or intent of such paragraphs or sections of this Lease, nor in any way affect this Lease.

33.2.	This Lease shall inure to the benefit of the successors and assigns of Landlord and shall be binding upon the successors and permitted assigns of Tenant. If Landlord sells or transfers all or any portion of the Premises to an owner with net assets at the date of the sale reasonably sufficient to allow the new owner to perform the obligations of the Landlord under this Lease, Landlord shall be released from any liability thereafter accruing under this Lease upon the written assumption by the transferee of Landlord’s obligations under this Lease; provided that in no event will Landlord be released of its obligation to perform the Work, including the correction of any defects covered by the Landlord’s warranty contained in Section 3.5 above.

33.3.	One or more waivers of the breach of any covenant or condition by the Landlord shall not be construed as a waiver of the further breach of the same covenant or condition.

33.4.	Tenant may not record a Memorandum of Lease, unless the Memorandum contains a provision reasonably satisfactory to Landlord (as evidenced by Landlord’s written approval) that the Memorandum shall automatically be of no force or effect upon the termination of this Lease, for any reason.

33.5.	This Lease contains all of the agreements of the parties hereto and cannot be amended or modified except by written agreement of the parties. This Lease shall be construed and interpreted in accordance with the laws of the State of Michigan.

33.6.	The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect hereto unless and until Landlord shall execute a copy of this Lease and deliver same to Tenant.

33.7.	Subject to applicable ordinances and Landlord’s approval (as to aesthetics, size and method of affixation to the Building or the Site), which shall not be unreasonably delayed or withheld, Tenant shall have the right, at its sole expense, to erect signage on the exterior of the Building or within the Site. At the end of the Lease term, Tenant shall remove the signage and restore any damage caused by such removal, all at Tenant’s sole expense, unless Landlord shall request, in writing, that Tenant leave the signage. If Tenant is required to remove the sign and restore the Building, and Tenant has failed to remove the signage and restore the Premises by the Expiration Date, Tenant shall, at Landlord’s option, be a holdover Tenant under Section 24 until the removal and restoration are complete.

33.8.	All obligations of Landlord and Tenant under this Lease which accrue on or before the date of expiration, termination or cancellation, survive such expiration, termination or cancellation.

33.9.	If any provision of this Lease or its application to any specific situation shall be invalid or unenforceable to any extent, the remainder of this Lease or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected and shall be deemed valid and enforceable to the fullest extend permitted by law.

33.10.	Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

34.	PERSONAL PROPERTY TAXES. Tenant shall pay all taxes, assessments and charges of any kind which shall be levied, assessed or charged upon any leasehold interest or personal property located in the Premises during the term of the Lease.

35.	CONSTRUCTION LIENS. Tenant will not directly or indirectly create or permit to be created or to remain, and promptly discharge, at its sole cost and expense, any lien, encumbrance or charge on the Building or Site hereunder including, but not limited to, construction liens. This shall not be construed as constituting the consent of Landlord to performance of any services or furnishing of any materials for any alterations of the Leased Premises.

36.	WAIVER OF JURY TRIAL. It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counter-claim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of said Premises and any statutory remedy. Tenant shall not interpose any counter-claim(s) in a suit by Landlord to recover rents payable under this Lease. Tenant shall be permitted to start a separate suit to pursue any of its lawful remedies.

37.	BROKER. Landlord and Tenant hereby represent and warrant to each other that the only brokers or finders involved in the procurement or negotiation of this Lease are Signature Associates and Friedman Real Estate Group (the “Brokers”). Landlord will pay the Brokers any and all fees, commissions or other remuneration owed to the Brokers as a result of this Lease pursuant to separate written agreements between Landlord and the Brokers. Landlord and Tenant each agree to indemnify and hold the other harmless from all loss, liability, cost or expense of any kind or nature arising by virtue of the inaccuracy of their respective representations and warranties in this Section 37.

38.

SECURITY DEPOSIT. Tenant shall pay a security deposit in the amount of Thirty-Four Thousand One Hundred Sixty-Five ($34,165.00) Dollars to Landlord within ten (10) business days of the execution of this Lease by the last of Landlord and Tenant. The security deposit shall be held by Landlord to secure the performance of all Tenant’s obligations under this Lease. The security deposit shall not be considered an advance payment of rent or a measure of Landlord’s damages in the event of default by Tenant. Landlord may mingle such security deposit with other funds, and shall refund to Tenant, without interest and within thirty (30) days after the expiration of the Lease term, the security deposit, provided, however, that Tenant has performed all the terms of this Lease and delivered possession of the Premises in the condition required hereby. Landlord may, at its sole option, apply any part of the security deposit to cure any default of Tenant, including to repair any damage which is the responsibility of Tenant hereunder. If so, Tenant shall, upon demand, deposit with Landlord the amount so applied so Landlord shall have the full security deposit at all times during the term of this Lease. Landlord may deliver the security deposit to a purchaser who assumes Landlord’s interest in the Premises. Landlord shall then be discharged by Tenant from all liability for return of the security deposit to the extent such security deposit was paid to the purchaser, and Tenant shall look solely to the new owner for the return of the security deposit. Tenant hereby agrees not to look to the mortgagee (as defined in Section 11 above)

as mortgagee-in-possession or successor in title to the Premises, for accountability for any security deposit required by Landlord hereunder unless and to the extent that the security deposit has actually been received by mortgagee as security for the Tenant’s performance under this Lease. At the earlier of the date Landlord sells all or substantially all of its interest in the Premises or the fifth (5th) anniversary of the Commencement Date, Landlord shall return the Security Deposit to Tenant, without interest, if (a) Landlord has not previously given Tenant written notice of a default which remains uncured, and (b) Landlord has not previously applied the Security Deposit to any sum Tenant owes Landlord.

39.	OPTION TO PURCHASE.

39.1.

Provided that Landlord has not notified Tenant in writing that Tenant is in default under the terms of this Lease, and such default remains uncured at the time of the exercise of this Option to Purchase or at the time of closing, Landlord grants to Tenant the option of purchasing the Premises, together with all Landlord-owned improvements, fixtures, and equipment located thereon, upon the terms and conditions contained in this paragraph. The option to purchase may be exercised only by Tenant by delivering written notice of exercise to Landlord at any time: after (i) the first (1st) day of the ninth (9th) Lease Year and prior to the expiration of the first (1st) six (6) months of the ninth (9th) Lease Year; or (ii) if the first (1st) extension provided for in Section 4.3 above is properly exercised, after the first (1st) day of the last Lease Year of the first (1st) extension and prior to the expiration of the first (1st) six (6) months of such last Lease Year; or (iii) if the second (2nd) extension provided for in Section 4.3 above is properly exercised, after the first (1st) day of the last Lease Year of the second (2nd) extension and prior to the expiration of the first six (6) months of such last Lease Year. Closing shall take place at a time and place mutually satisfactory to Landlord and Tenant, no earlier than the first (1st) day of the tenth (10th) Lease Year or the end of the applicable extension, if applicable, and no later than thirty (30) days after the tenth (10th) anniversary of the Commencement Date or the end of the applicable extension. Possession of the Premises shall be delivered on the date of Closing, subject to the rights of Tenant and any subtenants in the Premises existing on the date of Closing. Promptly upon receipt of Tenant’s exercise of the Option to Purchase, Landlord shall obtain a commitment for an ALTA title insurance policy naming Tenant as the proposed insured in the amount of the Purchase price. Tenant shall have thirty (30) days from receipt of the title insurance commitment in which to give Landlord written notice of objection to any title or survey matters. Landlord shall use reasonable efforts (but shall not be required to commence litigation) to resolve the objections to Tenant’s satisfaction. Landlord shall be entitled to apply the Purchase Price to discharge any lien capable of discharge by payment of a liquidated sum and which was created through the acts of Landlord or persons claiming through Landlord (other than Tenant or its sub-tenants or assignees). If Landlord is unable or unwilling to resolve any objection to Tenant’s satisfaction within thirty (30) days of receipt of Tenant’s notice, Tenant may either waive the objection and purchase the Premises without reduction of the Purchase

Price, or rescind the purchase exercise, in which event this Lease shall continue but with this Section 39 stricken. At the Closing, Landlord shall furnish to Tenant a policy of title insurance in accordance with the title insurance commitment, and guaranteeing marketable title to the Premises in Tenant, free and clear of all encumbrances, but subject to easements, restrictions and covenants of record, and Landlord’s mortgage, if assumed by Tenant. Rent shall be prorated to the date of Closing, current real estate taxes and any special assessments outstanding against the Premises as of the date of Closing shall be assumed by Tenant, and Landlord shall pay applicable transfer taxes. Landlord shall pay for the owner’s policy of title insurance. Tenant shall pay for any endorsements Tenant desires to the title insurance policy. Conveyance of the Premises to Tenant shall be by a good and sufficient warranty deed.

39.2.	The purchase price (“Purchase Price”) for the Premises shall be the sum determined by capitalizing the Base Annual Rent in effect during the Lease Year in which the option is exercised at a capitalization rate of seven and one-quarter (7.25%) percent. All prepayment and/or assumption fees (if any) under Landlord’s mortgage on the Premises will be added to the Purchase Price, if Tenant is unable or unwilling to assume Landlord’s mortgage without cost to Landlord. Tenant shall have the right to direct Landlord to convey the Premises to a designee, including a third party, parent, subsidiary or affiliate by written notice to Landlord given prior to closing. Payment of the Purchase Price, plus or minus the net of additions and prorations, shall be made by wire transfer of immediately available federal funds to Landlord’s account. Before obtaining permanent financing for the Premises, and one (1) year prior to the expiration of any such financing, Landlord shall show Tenant the financing commitment, if any, Landlord has received (or expects to receive). Landlord and Tenant shall discuss whether Tenant can assist Landlord to obtain more favorable terms. Landlord shall consider what Tenant proposes, particularly with regard to avoiding or minimizing prepayment penalties, but Landlord shall retain the sole right to determine the identity of its lender and all the terms and conditions of its financing.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

CANTON COMMERCE PARK LLC, a Michigan limited liability company

BY: BURTON-KATZMAN DEVELOPMENT COMPANY, INC., a Michigan corporation, Manager

BY	/s/ Peter K. Burton

	Its	President
“Landlord”

MATERIAL SCIENCES CORPORATION, ENGINEERED MATERIALS AND SOLUTIONS GROUP, INC., an Illinois corporation

BY	/s/ Ronald L. Stewart

	Its	President and Chief Executive Officer
“Tenant”

LIST OF EXHIBITS

Exhibit A	Legal Description

Exhibit B	Proposed Site Plan

Exhibit C	Scope of Landlord’s Work

Exhibit D	Budget

Exhibit E	Floor Plans for Tenant Improvements

Exhibit F	Specifications for Tenant Improvements

Exhibit G	Construction Schedule